Exhibit 10.2

FIRST AMENDMENT TO TERADYNE, INC.

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

January 6, 2000

WHEREAS, effective January 1, 1993, Teradyne, Inc. (the Employer) adopted the Teradyne, Inc. Supplemental Executive Retirement Plan (DB SERP); and

WHEREAS, the Employer has reserved the right to amend the DB SERP in accordance with its provisions; and

WHEREAS, the Employer, effective January 1, 1980, adopted the Retirement Plan for Employees of Teradyne, Inc., (Retirement Plan) which was subsequently amended and restated as of January 1, 1987 and further amended as of January 1, 1989 and amended and restated effective as of January 1, 2000;

NOW, THEREFORE, the DB SERP is hereby amended effective as of the date of execution below as follows:

Article 4.4 of the DB SERP is hereby deleted and the following new Article 4.4 inserted in lieu thereof:

“ARTICLE 4.4 PAYMENT OF BENEFITS

4.4.1 Payment of Retirement Income

Retirement income shall be paid the first day of each month commencing upon the later of the Member’s Normal Retirement Date or the date on which such Member attains his or her Social Security Retirement Age, as the case may be, unless the Member is eligible for and has elected to have his or her retirement income payments commence on the Member’s Early Retirement Date or the Member’s Disability Retirement Date.

4.4.2 Life Annuity

The annual amount of retirement income payable to any Member who is not legally married on his or her retirement commencement date or who is married but has made a valid election to receive his or her retirement income in the form specified in this section 4.4.2 rather than in the form specified in 4.4.3 of the DB SERP shall be payable for the life of the Member only, unless another optional form of payment has been elected pursuant to Section 4.4.4 below.

4.4.3 Automatic Joint and Survivor Annuity for Married Members

Except as otherwise provided herein, retirement income payable hereunder to any Member who is legally married on his or her retirement income commencement date will be automatically paid to the Member and his or her Spouse in the form of a joint and survivor annuity. The joint and survivor annuity shall provide for retirement income to the Member and the Member’s Spouse in the same amount and the same manner as if the Member had elected Option B of section 4.4.4 below, providing for 50 percent of the Member’s reduced retirement income to be continued to his or her Spouse as contingent annuitant.

4.4.4 Optional Forms

At any time prior to the actual retirement date or other termination of employment date, a Member may elect, in lieu of either the life annuity form described in section 4.4.2 above or the joint and survivor annuity form described in section 4.4.3, whichever is applicable, to receive retirement income under Section 4.4.2 or any one of the options described below, provided however that any such election shall be subject to the prior approval of the Committee. An optional form shall be the Actuarial Equivalent, as defined in 2.1(b) of the Retirement Plan, of the life annuity described in section 4.4.2 that would otherwise be payable to the Member.

Option A – Period Certain and Life Option. A reduced rate of retirement income payable to the Member during his or her retired life, but guaranteed for a period of 5,10, or 20 years, at the election of the Member, from the date retirement income commences. If the Member dies before expiration of the period certain, payments shall be continued to the Member’s designated beneficiary for the remainder of the period certain.

If the Member’s designated beneficiary dies while further payments are due, such further payments shall be made to any person designated by the Member as an alternate beneficiary, or, in the absence of such designation, the value of such payments shall be paid to the estate of the last surviving beneficiary in one lump sum. If the Member dies after this Option A has gone into effect, but has failed to designate a beneficiary, the payments shall be made to the Member’s surviving Spouse, or if none, to the Member’s estate.

Option B – Contingent Annuitant Option. A reduced rate of retirement income payable during the lifetime of the Member with a percentage, either 50 percent, 75 percent, or 100 percent to be designated by the Member, of said income payable after the Member’s death to his or her designated contingent annuitant for such contingent annuitant’s lifetime.

If either the beneficiary under Option A or the contingent annuitant under Option B dies before the retirement commencement date, the election shall be deemed null and void, but the Member shall be entitled to make another election or designate a new contingent annuitant or beneficiary.

In the absence of such new election or new designation, as the case may be, retirement income will be paid to the Member under section 4.4.2 or 4.4.3, whichever is applicable.

If the contingent annuitant under Option B dies after the option has become effective, the option shall continue in effect, the annual amount of retirement income payable to the Member at the time of the contingent annuitant’s death shall remain unchanged, and no further retirement income shall be payable upon the subsequent death of the Member.

If the beneficiary under Option A dies at any time prior to the Member’s death, the option shall remain effective and the Member may designate a new beneficiary. In the event the beneficiary under Option A dies after benefit payments have begun to the Member and the Member designates a new beneficiary, the period of time over which the benefits are to be paid shall not change.

In order to be effective, any election shall be made to the Committee and must be approved by it no later than the date the Member’s retirement income is to commence and shall be in writing on forms provided by the Committee. A Member may revoke the Member’s election of an option at any time prior to his or her retirement commencement date and may elect the automatic form of payment or another option.”

IN WITNESS WHEREOF, TERADYNE, INC. has caused this instrument to be executed and effective on this 6th day of January, 2000.

ATTEST:		TERADYNE, INC.

By:	/S/ KATHLEEN DOWNES	By:	/S/ STUART OSATTIN